UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2026

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34460	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Chisholm Trail, Suite 300
Round Rock, TX 78681
(Address of Principal Executive Offices) (Zip Code)

(512) 238-9840
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	KTOS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                     Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On March 19, 2026, upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Kratos Defense & Security Solutions, Inc. (the “Company”) appointed David King to the Board effective as of March 23, 2026. In connection with his appointment to the Board, the Board also appointed Mr. King to serve as a member of the Board’s Audit Committee, effective as of March 23, 2026. Mr. Hoglund agreed to step down from the Board’s Audit Committee, effective as of March 23, 2026. The Board’s Audit Committee currently consists of Mr. Scott Anderson (Chairperson), Colonel Bradley Boyd (Retired), Mr. Scot Jarvis and Mr. King. Mr. Hoglund remains Chairman of the Board and a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. King, 64, has served as a senior executive and board member in the aerospace, defense, national security and government sectors for more than four decades. Mr. King previously served as an executive officer and a member of the board of directors of Dynetics, Inc. (“Dynetics”) beginning in 2009, where he also served as Chief Executive Officer from 2015 to 2020. While at Dynetics, Mr. King led the company’s transformation into a leading mid-tier defense technology, hardware, product and systems company, overseeing Dynetics’ growth from approximately $180 million to over $650 million in revenue, culminating in its $1.65 billion sale to Leidos Holdings, Inc. in 2020. Following Leidos’ acquisition of Dynetics, Mr. King served as Group President of Leidos Dynetics from January 2020 until his retirement in April 2022, where he was responsible for a $1.4 billion revenue business with more than 4,000 employees. Earlier in his career from 2003 to 2009, Mr. King served as Director of NASA’s Marshall Space Flight Center, where he led an organization with a $2.8 billion annual budget. Mr. King currently serves on private company boards and advises private equity firms and aerospace and defense organizations. He has served as Chairman of Applied Aerospace & Defense since December of 2022, Director and Compensation Committee Chairman of Thompson Gray, Director and Nominating Committee Chairman for Dynetics, and Chairman of multiple non-profit organizations. Mr. King holds a bachelor’s degree in Mechanical Engineering from the University of South Carolina, and a master’s degree in Business Administration from the Florida Institute of Technology.

The Board has determined that Mr. King meets the independence standards for service on the Board and the Audit Committee adopted by the Board in compliance with the NASDAQ corporate governance listing standards and Items 407(a) and (d) of Regulation S-K.

Mr. King has no arrangements or understandings with any other person pursuant to which he was selected as a director, and no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Mr. King has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Mr. King will receive the standard compensation, paid by the Company to all of its non-employee directors and as described under “Director Compensation” in the Company’s proxy statement on Schedule 14A for its Annual Meeting of Stockholders filed with the Securities and Exchange Commission (“SEC”) on April 4, 2025. In connection with his appointment, Mr. King will enter into a standard indemnification agreement with the Company in the form previously approved by the Board, which is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2026.

A copy of the press release announcing the appointment of Mr. King to the Board is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated March 25, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

By:	/s/ Marie Mendoza
Marie Mendoza
Senior Vice President, General Counsel & Secretary

Date: March 25, 2026